                                                              Exhibit 12

SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1996
(Thousands of Dollars)



  Net earnings(1)                                               $408,299

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First and Refunding Mortgage Bond
      Indenture                                    $36,336
    Other indebtedness(1)                          $57,137
        Total annualized interest charges                       $ 93,473

            Bond ratio                                              4.37


(1) As defined under the Company's First and Refunding Mortgage Bond Indenture (Old Mortgage).


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

SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF NEW BOND RATIO
FOR THE YEAR ENDED DECEMBER 31, 1996
(Thousands of Dollars)



  Net earnings(1)                                               $551,360


  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      First Mortgage Bond Indenture                $57,137
    Other indebtedness(1)                          $36,336
        Total annualized interest charges                       $ 93,473


            New Bond Ratio                                          5.90


(1) As defined under the Company's Collateral Trust Mortgage Indenture (New Mortgage).

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


SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF PREFERRED STOCK RATIO
FOR THE YEAR ENDED DECEMBER 31, 1996
(Thousands of Dollars)

  Net Earnings (1)                                              $294,998

  Divide by annualized interest charges on:
    Bonds authenticated under the Company's
      mortgage bond indentures                     $93,473
    Other indebtedness(1)                          $ 6,416
    Preferred Dividend Requirements                $ 5,372
        Total annualized interest charges                       $105,261

            Preferred stock ratio                                   2.80


(1)  As defined under the Company's Restated Articles of Incorporation.


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


                                   SOUTH CAROLINA ELECTRIC & GAS COMPANY
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              For Each of the Five Years Ended December 31, 1996
                                             (Thousands of Dollars)



                                                                      Year Ended December 31,

                                                     1996        1995        1994        1993         1992
Fixed Charges as defined:
  Interest on long-term debt..................     $ 94,834    $ 96,138    $ 85,368   $  77,975    $  79,452
  Amortization of debt premium, discount and
   expense (net)..............................        2,315       2,223       1,993       1,435          765
  Interest on debt to affiliate...............         -            114         279          29           16
  Other interest expense......................        7,367       9,210       4,910       5,783        6,761
  Interest component of rentals...............        2,255       2,771       2,692       2,823          923

      Total Fixed Charges (A).................     $106,771    $110,456    $ 95,242    $ 88,045     $ 87,917
Earnings, as defined:
  Income......................................     $190,482    $169,185    $152,043    $145,968     $102,163
  Income taxes................................      108,176      97,249      82,716      80,738       50,158
  Total fixed charges above...................      106,771     110,456      95,242      88,045       87,917

      Total Earnings (B)......................     $405,429    $376,890    $330,001    $314,751     $240,238

Ratio of Earnings to fixed charges (B/A)......         3.80        3.41        3.46        3.57         2.73



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